Exhibit 10.02

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This Employment Agreement (“Agreement”) dated May 7, 2002, (the “Effective Date”), by and between WebCohort Technologies Ltd., a company registered under the laws of the State of Israel, with its principal offices at 1 Bezalel St. Ramat-Gan, Israel (“Company”), and, Amichay Shulman, an individual whose address is                              (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, on the terms and conditions set forth below:

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.	DEFINITIONS.

1.1.	Capitalized terms shall have the meanings ascribed to them in this Agreement.

2.	EMPLOYMENT; DUTIES.

2.1.	The Company hereby employs the Employee, and the Employee hereby accepts employment, as the Chief Technology Officer of the Company, or such other position as the Company may assign to Employee, on the terms and conditions set forth below.

2.2.	Employee shall supervise and have responsibility for, the research and development of the Company’s products, solutions and technologies and for performing such other services and duties as are normally incident to the position held by Employee and are commensurate with Employee’s background, education and professional standing and as are requested, from time to time, of Employee by the Board of Directors of the Company. In carrying out these functions, Employee shall work at the direction of and subject to the approval of, the Chief Executive Officer of the Company and the Board of Directors.

2.3.	Unless otherwise agreed by the Company, Employee shall perform his duties hereunder at the company facilities in Israel, which are currently located in 1 Bezalel St. Ramat-Gan. Employee acknowledges and agrees that the performance of his duties hereunder may require significant domestic and international travel. The Company shall endeavor that this travel shall not place any undue hardship on the Employee. Employee hereby acknowledges that the Company may change the location of its facilities to a new location, and agrees that, subject to applicable law, such change, in and of itself, will not be deemed to have adversely changed Employee’s terms of employment hereunder, unless the new location is more than 60KM from the current location of the Company.

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2.4.	Employee shall devote his entire business time, attention and efforts to the performance of his duties and responsibilities under this Agreement and the business and affairs of the Company. Except with the prior written consent of the Board of Directors of the Company, Employee shall not during the term of this Agreement be engaged (whether or not during normal business hours) in any other business pursued for gain, profit or other pecuniary advantage.

2.5.	The Employee shall be employed by the Company on a full time basis. The Employee employment with the Company is in accordance with the standard Company policy regarding workdays and organized holidays, which may be amended at any time by the Board of Directors of the Company, provided such policy does not violate any applicable laws.

2.6.	The duties of the Employee in accordance with this Agreement involve duties, which require of him special personal care and loyalty, and therefore the directives of the Work Hours and Rest Law, 1951, or any law to be enacted in its place, will not be applicable to the Employee or to his activities, which he will perform for the Company. The Employee will not be entitled to remuneration according to the Work Hours and Rest Law, 1951.

2.7.	With regard to this Agreement and with regard to the Employee’s employment with the Company, no other agreement; or collective labor agreement, including any agreement between the Company and its Workers Committee, if exist; or provision from any other agreement; or custom, or customary practice which exists or which will come into existence in the future between the Company and its employees, will be applicable to the employment relationship between the Company and the Employee

3.	TERM.

Employee’s employment with the Company shall commence on the Effective Date and, subject to Section 11 below, shall be for an indefinite period of time; provided, however that either party may terminate the employment of Employee hereunder upon a two (2) month written notice to the other party, unless such employment is terminated for cause pursuant to Section 7.1.2 hereof.

4.	COMPENSATION, BENEFITS AND OPTIONS

As compensation for the performance of his duties on behalf of the Company, Employee shall be compensated by the Company as set forth in Exhibit B attached hereto. The effective day for compensation purposes will be May 7st, 2002.

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5.	REPRESENTATIONS AND WARRANTIES BY EMPLOYEE

Employee hereby represents and warrants to the Company as follows:

5.1.	Neither the execution and delivery of this Agreement nor the performance by Employee of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Employee is a party or by which he is bound.

5.2.	Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Employee to execute and deliver this Agreement or perform his duties and other obligations hereunder.

6.	PROPRIETARY INFORMATION, CONFIDENTIALITY & NON-COMPETITION

As a condition precedent to the coming into force of this Agreement, the Employee shall execute a Secrecy, Non-Competition and Proprietary Information Agreement attached hereto as Exhibit A which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

7.	TERMINATION.

7.1.	Employee’s employment hereunder shall commence on the Effective Date, and shall continue for the period set forth in Section 3 hereof unless sooner terminated upon the first to occur of the following events:

7.1.1.	The death or disability of Employee (for purposes of this Section 11, “disability” shall be deemed to have occurred if Employee is unable, due to any physical or mental disease or condition, to perform his normal duties of employment for 90 days in any 12-month period);

7.1.2.	Termination by the Company for Cause. Any of the following actions or omissions by Employee shall be defined as Cause:

7.1.2.1. An unauthorized use or disclosure by the Employee of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

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7.1.2.2. A Material breach by Employee of any agreement between the Employee and the Company (including a material breach of Exhibit A of this Agreement);

7.1.2.3. A material failure by the Employee to comply with the Company’s written policies or rules which is not cured by Employee within fifteen (15) days after his written receipt of notice thereof from the Company containing a description of the breach;

7.1.2.4. The Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof or of the State of Israel; .

7.1.2.5. The Employee’s gross negligence or willful misconduct; or

7.1.2.6. A continued failure by the Employee to perform assigned duties after receiving written notification of such failure from the Board of Directors of the Company which, if remediable, is not remedied within fifteen (15) business days after receipt of written notice from the Company. Notwithstanding the above, the Employee’s refusal to reemploy to any country other than Israel shall not be deemed to be a Termination for Cause.

The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company (or a Parent or Subsidiary) may consider as grounds for the discharge of the Employee without Cause.

7.2.	The Company and Employee agree and acknowledge that in the event the Company transfers ownership of any Manager Insurance to the Employee, then the severance portion thereof shall constitute payment towards, and shall be in lieu of, any severance pay the Company may be required to pay to the Employee pursuant to the Severance Pay Law 5727-1963.

7.3.	Upon termination pursuant to Section 7.1 above, Employee (or his or her estate or guardian in the event of termination pursuant to subsection 7.1.1 above) shall be entitled to receive the Salary accrued but unpaid as of the date of termination, and all other payments required by law, including severance pay. Notwithstanding the aforesaid, the Company shall transfer, or cause to be transferred, to the Employee the Company’s Severance Contribution comprising a portion of the Policy, except for termination due to Section 7.1.2 above, and in any event, subject to the following:

(i) The Employee has completed all reasonable efforts to transfer his duties to his replacement in good manner; and

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(ii) The Employee returned to the Company any equipment, data, magnetic media and/or any other Company property or intellectual property that belong to the Company, and

(iii) The Employee paid all his financial debts to the Company, if any, including loans, guarantees or advances.

7.4.	In addition, the Company will be entitled to deduct and offset any amount owed by the Employee to the Company, including but not limited, to equipment and property belonging to the Company and not returned by the Employee, from the Company’s Severance Contribution, and in this capacity will be entitled to instruct the insurance company to transfer any such amount owed to the Company from any monies held by the insurance company for the benefit of the Employee.

7.5.	Termination without cause. The Company or the Employee may without cause terminate this Agreement at any time by giving the notice period set out in Section 3 above to the other party. In that event, the Employee, shall be paid his regular compensation up to the date of termination and, if requested by the Company, shall continue to render his services up to the date of termination

7.6.	Notwithstanding the foregoing, in case of termination of this Agreement other than due to section 7.1.2 above, and subject to section 7.4 above, the Company shall automatically assign to the Employee all rights, title and interest to the Manager’s Insurance Policy.

8.	NOTICES

All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the Israeli Postal Service or other applicable postal service, if delivered by air mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid for intracountry delivery (two (2) business days after such deposit for intercountry delivery) or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed: to the Company, at the address of its principal corporate offices, to Employee at the address set forth above, or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above

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9.	MISCELLANEOUS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

This Agreement and the Exhibits attached hereto (including without limitation the undertaking of the parties regarding the Managers Insurance) contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors assigns and any successor to the Company or to all or substantially all of the Company’s business and/or assets, and upon Employee and his or her legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

This Agreement constitutes a personal service agreement, and the performance of Employee’s obligations hereunder may not be transferred or assigned by Employee.

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith or with any other term, condition or provision hereof, and said terms, conditions and provisions shall remain in full force and effect.

No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

The headings of sections are inserted for convenience and shall not affect any interpretation of this Agreement.

This Agreement may be executed by any of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

10.	GOVERNING LAW

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Israel.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WEBCOHORT TECHNOLOGIES LTD.
an Israeli company

Date:	By:	/s/ Shlomo Kramer

	Title:	CEO

Date:	/s/ Amichai Shulman

EXHIBIT A:

SECRECY, NON-COMPETITION AND

PROPRIETARY INFORMATION AGREEMENT

This SECRECY, NON-COMPETITION AND PROPRIETARY INFORMATION AGREEMENT is made as of the 7th day of May, 2002 by and between WebCohort Technologies Ltd. (the “Company”) and Amichay Shulman (the “Employee”).

1. Secrecy. The Employee recognizes and acknowledges that his access to the trade secrets and confidential or proprietary information of the Company, its subsidiaries and affiliates, the Company’s customers and partners and their subsidiaries and affiliates, which have not previously been made available to the public (collectively the “Confidential Information”), is essential to the performance of his duties under his employment agreement with the Company (the “Employment Agreement”).

By way of illustration and not limitation, such Confidential Information shall include (i) any and all trade secrets concerning the business and affairs of the Company or its customers and partners, product specifications, data, know-how, compositions, processes, formulas, methods, designs, samples, inventions and ideas, past, current and planned development or experimental work, current and planned distribution methods and processes, customers lists, suppliers lists, current and anticipated customer and/or supplier requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, algorithms, compositions, improvements, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), of the Company or its customers and partners, information relating to the projects, and any other information, however documented of the Company or its customers and partners that is a trade secret; (ii) any and all information concerning the business and affairs of the Company or its customers and partners (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or its customers and partners containing or based, in whole or in part, on any information included in the foregoing.

The Employee further recognizes and acknowledges that such Confidential Information is a valuable and unique asset of the Company’s and its customers’ and partners’ business and affairs, and that its use or disclosure would cause the Company and/or its customers and partners substantial loss and damages. Accordingly, the Employee undertakes and agrees that he will not, in whole or in part, disclose such Confidential Information to any person or organization under any circumstances, and that he will not make use of any such Confidential Information for his own purposes or for the benefit of any other person or organization. The obligations set forth in this section are perpetual, and shall apply both during and after the Term set forth in the Employment Agreement.

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Return of Materials. Upon termination of his employment or earlier at the request of the Company before termination, the Employee will promptly deliver to the Company all written and tangible material in his possession incorporating the Confidential Information or otherwise relating to the Company’s or its customers’ and partners’ business.

2. Ownership of Property and rights

(a) Exclusive Property. The Employee confirms that all Confidential Information is, will be, and shall remain the exclusive property of the Company. All business records, papers and documents however documented kept or made by the Employee relating to the business and affairs of the Company shall be and remain the property of the Company. Upon termination of his employment with the Company, the Employee shall promptly deliver to the Company all copies of materials relating to the business and affairs of the Company or its customers and partners and not previously made available to the public, without retaining any copies thereof. The obligations set forth in this subsection shall extend beyond the Term of the Employee’s employment under the Employment Agreement.

Without derogating from any of the provisions of this Agreement, the Employee represents that any Inventions (as defined in subsection (b) hereunder) relating to the Company’s business activity or the Company’s products, is the sole and exclusive property of the Company and the Employee has no rights to any such Inventions or Confidential Information related thereto.

(b) Assignment. The Employee shall and hereby assigns does assign to the Company or to any third party so designated in writing by the Company, without additional consideration to the Employee, the entire right, title and interest in and to any ideas, inventions, original works of authorship, developments, improvements, modifications, enhancements, trade secrets, and in and to any documentation, software, hardware, firmware, creative works, know-how and information, conceived or reduced to practice, in whole or in part, by the Employee from and during his period of employment with the Company (including the pre-incorporation of the Company), or caused to be conceived or reduced to practice, during the above period, whether or not patentable, copyrightable or otherwise protectable, and the Employee assigns to the Company or such designee as above stated, the entire right, title and interest in and to any proprietary rights therein or based thereon (collectively, the “Inventions”).

It is hereby clarified that the Employee waives any legal right he may have to royalties or any other payment from the Company or its designee with regard to the assigned Inventions. In addition, without limiting the assignment’s provided for herein, or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

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(c) Perfection of Rights. The Employee shall provide all assistance the Company or its designee may request, and shall execute, verify and deliver such documents and perform such other acts (including appearing as a witness) the Company or the designee may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. The Employee’s obligation to assist the Company or its designee with respect to proprietary rights in any and all countries shall continue beyond the termination of his employment, but the Company shall compensate the Employee at a reasonable rate after termination of his employment for the time actually spent by him at the Company’s or designee’s request on such assistance.

3. No Competition. For so long as the Employee is employed by the Company and continuing for 12 months after the termination or expiration of such employment, the Employee shall not, directly or indirectly,

(a) solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any person or organization who is, or was within the preceding one year, a customer of the Company, or who is employed by the Company as employee, consultant or otherwise; or

(b) own an interest in, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any person or organization that, at such time, competes with the Company or any company in the world that develops software and/or hardware system which competes with the business of the Company; provided that this shall not preclude the Employee from owning a stock interest not greater than 5% in a publicly traded company.

(c) The Employee may: (i) subject to subsection (b) above, work as a security consultant immediately after the termination or expiration of such employment, and (ii) with regard to the list of the Company’s customers attached hereto as Schedule A (the: “Customers”), approach such Customers for the purpose of rendering them with security consulting; provided, however, that such Customers may not be a person or organization that competes with Company or any company in the world that develops software and/or hardware systems which competes with the business of the Company.

4. Remedies. The Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for the breach of this Agreement.

6. Enforcement. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of Israel.

Accordingly, if any particular portion of this Agreement shall be adjudicated to be invalid or unenforceable, it shall be deemed to be amended to delete the portion thus adjudicated to be invalid or unenforceable.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ Shlomo Kramer	/s/ Amichai Shulman
WebCohort Technologies Ltd.	Amichai Shulman

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EXHIBIT B

As compensation for the performance of his duties on behalf of the Company, Employee shall be compensated by the Company as follows:

(a)	Monthly Salary. The Company shall pay Employee an aggregate monthly salary of Thirty Five Thousand New Israeli Shekels (NIS 35,000) (the “Salary”)”) which will be paid to Employee in accordance with the Company’s normal payroll procedures. The Salary shall be inclusive of all costs to the Company. The Company shall deduct from the salary all national insurance fees, health fees, income tax and any other amounts required by law. At least once a year, the company will consider a raise in the salary, in accordance to the Company’s practice, and the employee’s performance. Employee’s salary may be adjusted from time to time at the discretion of the Board of Directors.

(b)	Bonus. In addition to the Monthly Salary, and subject to the Employee’s achievements of certain objectives to be determined, in due course, by Employee and the Company’s Board of Directors (the “Objectives”), the Employee will become entitled to an annual bonus paid subsequent to evaluation conducted every January for the preceding year (the “Bonus”). The maximum bonus amount shall be calculated as follows: the Monthly Salary multiplied by eight percent (8%) multiplied by the number of months the Employee served the Company, its subsidiary or any of its affiliates in such preceding year.

(c)	Managers Insurance. The Company will pay as a premium for a manager’s insurance policy for the Employee an amount equal to (i) 8 and 1/3% (eight and one third percent) of each monthly Salary as severance pay; (ii) 5% (five percent) of each monthly Salary for pension benefits; and (iii) up to 2.5% (two and one half percent) of each monthly Salary for disability insurance. The Company will deduct 5% of the Employee’s Salary each month and shall apply such deduction towards the Employee’s contributions to the above insurance premiums.

(d)	Keren Hishtalmut Fund. At the end of each month during the employment of Employee hereunder (or such other day as is consistent with the Company’s general practices), the Company shall pay an amount equal to 7.5% of Employee’s monthly Salary for the preceding month, to a Keren Histalmut Fund designated by the Employee (the “Fund”), and shall deduct from the Salary of Employee an amount equal to 2.5% of the Employee’s monthly Salary for the preceding month and pay the same to the Fund.

(e)	Vacation/Sick Leave. The Employee shall be entitled to 22 days of paid vacation annually during the term of this Agreement (prorated for any calendar year during which he is employed hereunder). The number of days shall be increased in each year by 1 day until maximum of 24 paid vacation days per annum. The Employee may carry forward up to thirty (30) of the unused portion of such vacation. The value of any unused vacation in excess of such thirty (30) days shall be paid to the Employee, pro rata, on the basis of the Salary, at the end of the month during which such excess vacation time may be accrued. The Employee will be entitled to a full paid sick leave pursuant to applicable law.

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(f)	Recreation Pay (“Dmei Havraa”). The Employee shall be entitled to receive Recreation Pay (Dmei Havraa) pursuant to applicable law.

(g)	Automobile. At the sole discretion of the Employee, the Company will either (i) provide the Employee with a Company-owned or leased automobile for use in carrying out his duties hereunder. The automobile worth and Automobile Expenses (as defined below) shall be determined in accordance with the Company’s policy. The type of automobile provided by the Company to the Employee will be subject to the sole discretion of the Board of Directors of the Company. Such automobile may be used by employee and his family, provided that business use of the automobile shall have absolute priority over non-business use. In his use of the automobile, the Employee shall abide by all traffic laws and regulations, drive cautiously and care for the proper maintenance of the car. The Company shall reimburse all actual expenses incurred by Employee directly in connection with his use of such automobile, not including any fines (the “Automobile Expenses”). Notwithstanding the foregoing, for the term of two (2) years commencing on the Effective Date, if the Employee terminates the usage of the car, excluding the case of employment termination by the Company without a cause, the Employee will bare the costs, if any, associated with the termination of the car usage. For the avoidance of doubt, it is hereby expressly agreed that all tax consequences of the benefits to Employee under this Section shall be borne by Employee and that the Company may withhold at source such amount of income tax as it deems appropriate in connection therewith, or (ii) add to the net Monthly Salary of the Employee and amount equal to the monthly cost of subsection (i) above, as calculated in good faith by the Company

(h)	Cellular Phone. The Company shall furnish for the use of Employee a cellular telephone, and shall bear all the expenses for using such telephone.

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125 Menahem Begin st. Tel Aviv 67010 ISRAEL Tel: +972 3 6840100 Fax: +972 3 6840200

Vehicle of the company – policy and general information

(2012)

This document specifies the present policy of Imperva ltd. (“The company”). In case of a query or vagueness regarding the matter please contact Keren/Mor in the company (“The supervisor”) to receive a detailed explanation.

The company has decided to make available for your use a company vehicle. The vehicle is handed over to you for business and private use, reasonable and careful and according to the company’s policy detailed below, and as will be updated from time to time by the company and according to the company’s sole discretion.

The company undertakes to supply a vehicle, according to availability in the company’s vehicles fleet.

For the removal of doubt, in case there is an available vehicle in the vehicles fleet, the employee will receive this vehicle and the company does not undertake to order a new vehicle.

I the undersign hereby declares that on 6.2.2013 I have received to my possession a vehicle of type                          which number is 12.601.76 which belongs to the leasing company Shlomo Sixt.

I have been informed that the leasing period is 3 years or until the termination of the leasing agreement, whichever is earlier, and that in case I end the period of my employment in the company on my own prior to the end of the leasing period, I agree to pay any fine imposed on the company due to the transaction cancellation and early return of the vehicle (see clause 26).

Routine maintenance, repairs, changes and additions

1.	The company will cover the current maintenance costs of the vehicle as follows: fuel, oil, repairs, insurance and licensing.

2.	Monthly fuel limitation is up to 2,000 NIS.

3.	The employee will be charged for every deviation of the monthly fuel limitation (the additional amount beyond 2,000 NIS).

4.	You have to look after the vehicles intactness, cleanliness and routine maintenance according to the manufacturer instructions.

5.	The vehicle needs to undergo periodical treatments according to the manufacturer instructions. It is the responsibility of the employee to pre coordinate periodical treatments with the leasing company.

6.	You should contact the leasing company only for any treatment, work or repair in the vehicle.

7.	Except for hands free device installation in the vehicle it is prohibited to install any accessory requiring a change in the vehicle including speakers, roof rack or stickers. Also, it is prohibited to drill holes or make other changes. It is possible to install speakers in case a preparation for it already exists in the vehicle, and no further change is required.

8.	In case a hands free device has been installed it should be removed at the end of the leasing term unless it has been agreed otherwise in writing in advance. The installation of the hands free device will be on your account unless it has been agreed otherwise with the company.

Employees’ signature	/s/ Amichai Shulman

125 Menahem Begin st. Tel Aviv 67010 ISRAEL Tel: +972 3 6840100 Fax: +972 3 6840200

9.	The leasinf company will not be liable for the presences, the intactness or completeness of any object, device or facility within the vehicle at the time possession in it was delivered to the leasing company, including treatments, repairs etc. Be sure to take out personal items and a sim card from the hands free device while delivering the vehicle for treatment.

10.	The employee will pay for travels on highway 6, including payment for all the fees which the leasing company charges for every ride. The employee retains the option to subscribe to highway 6 on his own account.

11.	The employee will pay for all the parking and traffic tickets even if the payment demand will arrive after the end of using the vehicle, including fees for conversion of the ticket.

12.	The employee will bear all the costs deriving from confiscation of the vehicle by the authorities due to committing an offence/ an accident including the confiscation cost, storing cost, tax cap and any other expense related to the matter.

Driving the vehicle

13.	Allowed to drive the vehicle holders of internal driving permit, licensed to drive according to the law and in any case authorized to drive the vehicle with the confirmation of the company’s employee who owns the vehicle.

14.	The main user of the vehicle will be the company’s employee.

15.	It is clear to me that I am not allowed to hand over the company’s vehicle in my possession to any other person not approved to drive by the company.

16.	The company’s employee and those driving the vehicle on his behalf will drive the vehicle according to the law, subject to the maximum mileage allowed according to the agreement with the leasing company (25,000 km per annum), and while using the vehicle will hold with them a valid drivers’ license, a vehicle license and an insurance certificate which they will receive along with receiving the vehicle. A deviation from 25,000 km per annum will be charged with additional cost according to the requirements of the leasing company.

17.	You have to make sure that the vehicle license and insurance certificate are valid while using the vehicle and inform the leasing company a reasonable time before the expiry of the dates of insurance and the vehicle license.

18.	It is prohibited to go with the vehicle to the territory of the Palestinian authority.

Accident and damage

19.	You have to report to the leasing company of every fault, accident, theft or treatment – within 24 hours from the time of the event, including Fridays and Saturdays. It is required to fill an accident report and forward it to the leasing company. It is required to inform the supervisor on behalf of the company of every event report.

20.	In case of a person injured in an accident – it is required to notify the police immediately in addition to the notice to the leasing company.

Employees’ signature	/s/ Amichai Shulman

125 Menahem Begin st. Tel Aviv 67010 ISRAEL Tel: +972 3 6840100 Fax: +972 3 6840200

21.	It is required to deliver and receive all the details of the third party who is involved in the event, including the policy, insurance company, ID number of the injuring/injured driver, vehicle number and vehicle owner’s name. It is prohibited to make or sign any undertaking to a third party.

22.	In any case of an accident, damage to a vehicle or event report the employee will be charged in policyholder participation of 800 NIS + VAT.

23.	It is required to deliver to the supervisor and to the leasing company any subpoena, statement of claim, pleading and/or any document whatsoever related to any claim, indictment or procedure related to the accident.

24.	It is prohibited to leave the vehicle without guarding or reasonable precautions after the accident.

25.	In case of an accident or other damage to the vehicle which happened as a result of unreasonable use of the vehicle, the cost of the damage will be covered by you, as aforesaid in appendix 11.4 (enclosed).

Theft

26.	It is required to be sure to lock the vehicle, and to operate all the security devices installed in it at any time and place.

27.	In case of theft of the vehicle, it is required to report immediately to the nearest police station, to receive a confirmation of the report and to forward it immediately to the supervisor and to the leasing company, and also to fill a form of report of theft to the insurance company.

28.	In case of theft or other damage to the vehicle which happened as a result of unreasonable use of the vehicle or failure to operate the existing protective measures, the cost of the damage will be covered by you, as aforesaid in appendix 11.4 (enclosed).

Company vehicle during a leave of absence/parental leave

29.	During parental leave (according to the law) – an employee who in her possession a leasing vehicle for at least 6 months – will not bear any cost whatsoever for the leasing vehicle during the parental leave.

30.	During the leave of absence – an employee, who has in his /her possession a leasing vehicle, will bear during the leave of absence all the costs involved in the vehicle maintenance, including the full leasing cost including VAT, and fuel cost. The payment for using the vehicle on this period will be deducted from the employee’s wages in a way instructed by the company. It is recommended to find out the costs prior to the absence of leave period.

Return of the vehicle

31.	In addition to the above mentioned and for the removal of doubt, in any case when the vehicle is returned to the leasing company and an assessor of the leasing company (“The assessor”) will determine that a damage was cause to the vehicle which is not only within the scope of reasonable wear and tear, the employee will bear the damage amount that will be determined by the assessor with the company’s first demand ($200 for every injury center).

Employees’ signature	/s/ Amichai Shulman

125 Menahem Begin st. Tel Aviv 67010 ISRAEL Tel: +972 3 6840100 Fax: +972 3 6840200

32.	In case of return of the vehicle by the employee prior to the end of the obligation period the employee will be charged in a fine for transaction cancellation; the fine amount within the first year of obligation will be of an amount equal to 3 leasing months, on the second year of obligation will be of an amount of 2 leasing months and on the third year will be of an amount of one leasing month. In case the vehicle will be transferred to the possession of another employee, a fine will not be imposed on the employee due to transaction cancellation.

Date:	6/2/2013	ID number:	[ID Number]

Signature	/s/ Amichai Shulman	Name:	Amichai Shulman

Appendix 11.4 to the agreement

11.4	In spite of the aforesaid in clause 11.1 above, the lessee will bear the payment of the whole damage caused to the vehicle or to the lessor, or to a third party property, in case the damage occurred under one of the following circumstance:

11.4.2	Use of the car by a driver who is under the influence of alcoholic beverages and/or intoxicants beverages and/or intoxicants drugs and/or hallucinogens and/or narcotic drugs and/or anesthetics and/or any substance affecting the alertness or judgment in driving and use of the car for illegal purposes.

11.4.3	Using the car outside the territory of the state of Israel, including the occupied territories by the IDF (excluding the autonomy territories).

11.4.4	Causing damage to the lower vehicle, except for due to a road accident.

11.4.5	Causing any damage whatsoever to the car and/or to the lessor intentionally and/or maliciously and/or in negligence (excluding property damages to the car due to a road accident which occurred due to the lessee’s negligence and/or of any of the drivers of the car).

11.4.6	Driving passengers for payment and/or for consideration and/or for profit purposes.

11.4.7	Using the car for towing and/or pushing another vehicle and/or any other object, unless the appropriate device was installed in it according to a legal permit.

11.4.8	Using and/or driving the car for racing and/or tests and/or driving teaching.

11.4.9.	Driving passengers in the car beyond the number permitted by law, or loading luggage beyond what is permitted by law.

Employees’ signature	/s/ Amichai Shulman

125 Menahem Begin st. Tel Aviv 67010 ISRAEL Tel: +972 3 6840100 Fax: +972 3 6840200

11.4.10	Driving the car on a road to which private vehicle has no reasonable access.

11.4.11	Using the car violently for political purposes including using violence on behalf of or in connection with any organization whatsoever.

11.4.12	Using the car in a place of strike, riots, or action of striking workers or lockout or people participating in work interference, unless the car was caught accidentally in that place. In such case the lessee or any of those driving the car will act to remove the car immediately from the event location.

11.4.13	Leaving the car for any reason and for any time period, without operating or using the protective measures installed in it, or if the protective measure installed in it is improper, and the lessee and/or the car user knew about it, or they should have known about it, or if the car keys were left inside of it.

Employees’ signature	/s/ Amichai Shulman